SUMMARY PROSPECTUS FOR NEW INVESTORS IN

MetFlex

A Flexible Premium Variable Life Insurance Policy (“Policy”)

Issued by

Metropolitan Life Separate Account UL

Metropolitan Life Insurance Company (“MetLife”)

April/May     , 2021

This Summary Prospectus summarizes key features of MetLife’s MetFlex Policies of Metropolitan Life Insurance Company (“Metropolitan Life”, “MetLife”, “we”, “our”, “us” or “the Company”_).

Before you invest, you should also review the prospectus for the Policies which contains more information about the Policies’ features, benefits, and risks. You can find this document and other information about the Policies’ online at https://sbr.metlife.com. You can also obtain this information at no cost by calling 1-800-756-0124 or by sending an email request to sbrservice@metlife.com.

If you are a new investor in the Policy, you may cancel your Policy within the later of: (i) 10 days after you receive the Policy (unless state law requires a longer specified period); and (ii) the date we receive a receipt signed by you. Upon cancellation, you will receive either a full refund of the amount you paid or your total cash value plus any charges deducted if state law requires. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities authority has approved or disapproved of these securities, nor have they determined if this Prospectus is accurate or complete. Any representation otherwise is a criminal offense. This Prospectus does not constitute an offering in any jurisdiction where such offering may not lawfully be made. Interests in the Separate Account, the Fixed Account and the Portfolios are not deposits, obligations of, or insured or guaranteed by, the U.S. Government, any bank or other depository institution including the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve Board or any other agency or entity or person. We do not authorize any representations about this offering other than as contained in this Prospectus or its supplements or in our authorized supplemental sales material.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE CONTRACTS AS DESCRIBED IN THIS PROSPECTUS UNTIL THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT RELATING TO THE CONTRACTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE CONTRACTS AND IS NOT SOLICITING AN OFFER TO BUY THESE CONTRACTS IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

IMPORTANT INFORMATION

Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of a Portfolio’s shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the shareholder reports will be made available on www.metlife.com, and you will be notified by mail each time a shareholder report is posted and provided with a website link to access the shareholder report. If you already elected to receive your shareholder report electronically, you will not be affected by this change, and you need not take any action. You may elect to receive shareholder reports and other communications, including Portfolio prospectuses and other information we send you by calling us at 1-877-638-3932. If you wish to continue to receive shareholder reports in paper on and after January 1, 2021, we will continue to send you all future reports in paper, free of charge. Please call us at 1-877-638-3932 if you wish to continue receiving paper copies of the Portfolios’ shareholder reports. Your election to receive shareholder reports in paper will apply to all Portfolios available under your Policy.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CERTIFICATE

KEY INFORMATION

	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawals	None
Transaction Charges	You may be charged for certain transactions (such as sales charges, administrative charges, charges to pay for certain taxes when you make a premium payment or transfer cash value between investment options).			“Charges and Deductions – Sales Charge; Administrative Charge; Charge for Average Expected State and Local Taxes Attributable to Premiums; Charge for Expected Federal Taxes Attributable to Premiums; and Other Charges”
Ongoing Fees and Expenses

In addition to charges described above, an investment in the Policy is subject to certain ongoing fees and expenses, including a monthly deduction covering the cost of insurance under the Policy and optional benefits added by rider, and such fees and expenses are set based on characteristics of the insured (e.g., the insured’s sex (if permitted by law and applicable under your Policy), age underwriting class and rate class. Please refer to the specifications page of your Policy for applicable rates. There is also a Separate Account charge equal to an effective annual rate of .90% of the average daily value of the assets in the Separate Account attributable to the Policies.

You will also bear expenses associated with the Portfolios available under your Policy, as shown in the following table:

“Charges and Deductions – Charges Included in the Monthly Deduction” “Charges and Deductions –Charges Included in the Monthly Deduction” “Charges and Deductions –Portfolio Company Charges”
	ANNUAL FEE	MIN.	MAX.
	Investment options (Portfolio fees and charges)%		%

	RISKS	LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in this Policy.	“Principal Risks of a Policy”

Not a Short-Term Investment	The Policies are designed to provide lifetime insurance protection. They should not be used as a short-term investment or if you need ready access to cash.	“Principal Risks of a Policy”

	RISKS	LOCATION IN PROSPECTUS

Risks Associated with Investment Options	An investment in this Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the Policy. Each investment option (including any fixed account investment option) has its own unique risks. You should review the investment options before making an investment decision.	“Principal Risks of a Policy”

Insurance Company Risks	Policies are subject to the risks related to Metropolitan Life, including any obligations (including under any fixed account investment options), Any obligations, guarantees, and benefits of the Policy are subject to the claims paying ability of Metropolitan Life. If Metropolitan Life experiences financial distress, it may not be able to meet its obligations to you. More information about Metropolitan Life, including its financial strength ratings, is available upon request by calling 1-877-638-3932.	“MetLife”

Contract Lapse	Your Policy may lapse if you have paid an insufficient amount of premiums or if the investment experience of the Portfolios is poor and the cash surrender value under your Policy is insufficient to cover the monthly deduction. Lapse of a Policy on which there is an outstanding loan may have adverse tax consequences. . If the Policy lapses, no death benefit will be paid.	“Principal Risks of a Policy”

	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments

At the present time, no charge is assessed against the cash value of a Policy when amounts are transferred among the investment divisions of the Separate Account and between the investment divisions and the Fixed Account. Policy owners may transfer cash value between and among the investment divisions and the Fixed Account. The minimum amount you may transfer is $50 or, if less, the total amount in an investment option. You may make transfers at any time. The maximum amount that you may transfer or withdraw from the Fixed Account in any Policy year is the greater of $50 and 25% of the largest amount in the Fixed Account over the last four Policy years. Metropolitan Life reserves to impose a charge of $25 per transfer. Metropolitan Life also has policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading, and in those instances, there are additional limits that apply to transfers.

Metropolitan Life reserves the right to remove or substitute portfolio companies as investment options that are available under the Policy.

“Cash Value, Transfers and Withdrawals – Cash Value Transfers”

Optional Benefits	Rider availability is subject to your employer making the rider available.	“Optional Benefits”

	TAXES	LOCATION IN PROSPECTUS
Tax Implications

Consult with a tax professional to determine the tax implications of an investment in and payments received under this Policy.

Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

Lapse of a Policy on which there is an outstanding loan may have adverse tax consequences.

“Federal Tax Matters”

	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation relating to your ownership of Policy, both in the form of commissions and continuing payments. This conflict of interest may influence your investment professional when advising you on your Policy.	“Sales of Policies”

Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of your current Policy. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing Policy.	“Sales of Policies”

	If you decide that you no longer want to take advantage of the Divisions, you may transfer all of your money into the Fixed Account. No charge will be imposed on a transfer of your entire cash value (or the cash value attributable to a specified face amount increase) to the Fixed Account within the first 24 Policy months (or within 24 Policy months after a specified face amount increase you have requested, as applicable). In some states, in order to exercise your exchange privilege, you must transfer, without charge, the Policy cash value (or the portion attributable to a specified face amount increase) to a flexible premium fixed benefit life insurance policy that we make available.	“Other Policy Provisions – Exchange Privilege”

OVERVIEW OF THE POLICY

Purpose of the Policy

The Policy is designed to provide lifetime insurance coverage on the insured(s) named in the Policy, as well as maximum flexibility in connection with premium payments and death benefits. This flexibility allows you to provide for changing insurance needs within the confines of a single insurance policy. The Policy also provides tax preferred accumulation of assets as well as favorable tax treatment of insurance proceeds. We offer the Policies to employers, employer sponsored plans, or other organizations or individuals associated with such employers, plans or organizations. We designed the Policies for financing nonqualified deferred compensation plans, other post-employment benefits, certain employer sponsored payroll deduction programs or other purposes.

Payment of Premiums

You choose the schedule of premium payments on your application. The schedule sets forth the amount of premiums, fixed payment intervals and the period of time that you intend to pay premiums. The schedule can be: (a) annual; (b) semi-annual; or (c) through another method to which we agree. You also can make other premium payments at any time. The first premium may not be less than the planned premium unless agreed to by us. After payment of the first planned periodic premium, you do not have to pay premiums in accordance with your voluntary planned period premium schedule. After the first Policy year, your voluntary planned periodic payments must be at least $100, whether on an annual or semi-annual basis. Unscheduled premium payments must be at least $100 each. You may not pay premiums that exceed tax law premium limitations for life insurance policies. The payment of a given premium will not necessarily guarantee that your Policy will remain in force. Rather, this depends on the Policy’s cash surrender value. Insufficient premiums may result in lapse of the Policy. Premiums may be allocated among the investment options including the Fixed Account. Additional information about each Portfolio including its investment objective, advisers and any sub-advisers as well as current expenses and certain performance information is included in Appendix A at the end of the Prospectus (see “Appendix A: Portfolios Available under the Policy”).

Features of the Policy

The Policy has a number of features designed to provide lifetime insurance coverage as well as maximum flexibility is connection with premium payments and death benefits, including flexibility to change the type and amount of the death benefit; flexibility in paying premiums; loan privileges; surrender privileges; and optional insurance benefits.

Premium Payment Flexibility. The Policy allows flexibility in making premium payments. The Policy will remain in force as long as the cash surrender value is large enough to cover one monthly deduction, regardless of whether or not premium payments have been made.

Cash Value. Your cash value in the Policy reflects your premium payments, the charges we deduct, interest we credit if you have cash value in our fixed interest account, any investment experience you have in our Separate Account, as well as your loan and withdrawal activity.

Specified Face Amount of Insurance. Within certain limits, you may choose your specified face amount of insurance when the Policy is issued. You may also change the amount at any time after the first Policy year, subject to our rules and procedures.

Death Benefit Options. Generally, you have a choice among three options. These range from an amount equal to the specified face amount to an amount equal to the specified face amount plus the Policy Cash Value at the date of death.

Income Plans. The insurance proceeds can be paid under a variety of income plans that are available under the Policy.

Surrenders, Partial Withdrawals and Loans. Within certain limits, you may take partial withdrawals and loans from the Policy.

You may also surrender your Policy for its Cash Surrender Value.

Tax Advantages. In general, you will not pay income taxes on any cash value that accrues in your Policy prior to a distribution. If you meet certain requirements, favorable distribution rules will apply. The death benefit may be subject to Federal and state estate taxes, but your beneficiary will generally not be subject to income tax on the death benefit. In the case of employer-owned life insurance as defined in Section 101(j) of the Internal Revenue Code (the “Code”), the amount of the death benefit excludable from gross income is limited to premiums paid unless the Policy falls within certain specified exceptions and a notice and consent requirement is satisfied before the Policy is issued. As with any taxation matter, you should consult with and rely on the advice of your own tax adviser.

Term Rider. This rider provides coverage on the insured to age 100 for Policies issued on and after January 1, 2020 (for policies issued prior to January 1, 2020, the rider provides coverage to age 95). The amount of sales charge you pay will be less if coverage is obtained through this rider rather than as part of the Policy. The current charges for the cost of insurance are lower for coverage under the term rider than under the base Policy. For details, see “Optional Benefits.”

Other Optional Rider Benefits. You may be eligible for certain other benefits provided by rider, subject to certain underwriting requirements and the payment of additional premiums. We will deduct any charges for the rider(s) (other than the charge for the interim term insurance rider) as part of the monthly deduction. (term insurance rider) as part of the monthly deduction.

STANDARD DEATH BENEFITS

Insurance Proceeds

If the Policy is in force, we will pay your beneficiary the insurance proceeds as of the end of the Valuation Period that includes the insured’s date of death. We will pay this amount after we receive documents that we request as due proof of the insured’s death.

We will pay the proceeds in one sum, including either by check, by placing the amount in an account that earns interest, or by any other method of payment that provides the beneficiary with immediate and full access to the proceeds, or under other settlement options that we may make available. None of these options vary with the investment performance of the Divisions of the Separate Account. More detailed information concerning settlement options is provided under “Income Plans” and on request from your Designated Office. We will pay interest on the proceeds as required by applicable state law.

Unless otherwise requested and subject to state law, the Policy’s death proceeds will generally be paid to the beneficiary through a settlement option called the Total Control Account. The Total Control Account is an interest-bearing account through which the beneficiary has immediate and full access to the proceeds, with unlimited draft writing privileges. We credit interest to the account at a rate that will not be less than a guaranteed minimum annual effective rate. You may also elect to have any Policy surrender proceeds paid into a Total Control Account established for you.

The beneficiary has one year from the date the insurance proceeds are paid to change the selection from a single sum payment to an income plan, as long as we have made no payments from the interest-bearing account. If the terms of the income plan permit the beneficiary to withdraw the entire amount from the plan, the beneficiary can also name contingent beneficiaries.

The insurance proceeds equal:

•	The death benefit under the death benefit option or minimum death benefit that is in effect on the date of death; plus

•	Any additional insurance proceeds provided by rider; minus

•	Any unpaid Policy loans and accrued interest thereon, and any due and unpaid charges accruing during a grace period.

Every state has unclaimed property laws which generally declare life insurance policies to be abandoned after a period of inactivity of three to five years from the date any death benefit is due and payable. For example, if the payment of a death benefit has been triggered, and after a thorough search, we are still unable to locate the beneficiary of the death benefit, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary, Policy Owner or the Certificate Owner last resided, as shown on our books and records. (“Escheatment” is the formal, legal name for this process.) However, the state is obligated to pay the death benefit (without interest) if your beneficiary steps forward to claim it with the proper documentation and within certain mandated time periods. To prevent your Policy’s death benefit from being paid to the state’s abandoned or unclaimed property office, it is important that you update your beneficiary designation—including complete names and complete address—if and as they change. You should contact your Designated Office in order to make a change to your beneficiary designation. (See “Contacting Us.”)

Standard Death Benefit Options

You can choose among three options. You select which option you want in the Policy application. The three options are:

•	Option A: The death benefit is a level amount and equals the specified face amount of the Policy.

•	Option B: The death benefit varies and equals the specified face amount of the Policy plus the cash value on the date of death.

•	Option C: The death benefit varies and equals the specified face amount of the Policy plus the amount by which the Policy premiums paid exceed withdrawals made.

There are issues that you should consider in choosing your death benefit option. For example, under Options B and C, the cash value or other amounts are added to the specified face amount. Therefore, the death benefit will generally be greater under these options than under Option A for Policies with the same specified face amount and premium payments. By the same token, the cost of insurance will generally be greater under Options B and C than under Option A.

You can change your death benefit option after the first Policy year, provided that:

•	Your cash surrender value after the change would be enough to pay at least two monthly deductions.

•	The specified face amount continues to be no less than the minimum we allow after a decrease.

•	The total premiums you have paid do not exceed the then current maximum premium limitations permitted under IRS rules.

•	You provide evidence satisfactory to us of the insured’s insurability, as we may require.

Any change will be effective on the monthly anniversary on or immediately following the Date of Receipt of the request (or following the date we approve it if we require evidence of insurability). A change in death benefit option will cause us to automatically increase or decrease your specified face amount so that the amount of the death benefit is not changed on the effective date of the new death benefit option.

Before you change your death benefit option you should consider the following:

•

If the term insurance portion of your death benefit changes, as it may with a change from Option A to B or C and vice versa, the term insurance charge will also change. This will affect your cash value and, in some cases, the death benefit levels.

•

If your specified face amount changes because of the change in death benefit option, consider also the issues presented by changing your specified face amount that are described under “Specified Face Amount,” below. These issues include the possibility that your Policy would become a modified endowment contract; that you would receive a taxable distribution; and that the maximum premium amounts that you can pay would change.

Minimum Death Benefit

In no event will the Policy death benefit (plus the proceeds under any term rider on the insured’s life) be lower than the minimum amount required to maintain the Policy as life insurance under the federal income tax laws as in effect on the date your Policy is issued. We determine this minimum by applying either the:

I. Cash Value Accumulation Test; or

II. Guideline Premium/Cash Value Corridor Test.

You choose the Cash Value Accumulation Test or the Guideline Premium/Cash Value Corridor Test before we issue your Policy, and the election cannot later be changed. Under the Cash Value Accumulation Test, your death benefit is never less than the amount of your Policy’s cash value at the insured’s date of death, multiplied by a factor set forth in your Policy. This factor varies depending upon the insured’s age at the date of death, and it declines as the insured grows older.

Under the Guideline Premium/Cash Value Corridor Test, there is a very similar minimum death benefit based on your Policy’s cash value at the date of death. However, the factors set forth in your Policy are higher for the Guideline Premium/Cash Value Corridor Test (which results in a higher minimum death benefit, assuming the same cash value). Also, there are firm limits on the amount of premiums you can pay for the amount of coverage you have in force under the Guideline Premium/Cash Value Corridor Test, while the tax law imposes no such firm limits under the Cash Value Accumulation Test.

Before choosing between these two Tests you should consider the following:

•

The Cash Value Accumulation Test may allow you to pay a greater amount in premiums for the same amount of death benefit under federal income tax laws and still qualify as life insurance. This is the case because the Policy will qualify as life insurance even though the Policy Owner is paying a higher level of premium than allowed under the Guideline Premium/Cash Value Accumulation Test. However, the death benefit under the Cash Value Accumulation Test (and thus the monthly cost of term insurance) could be higher. You should ask for an illustration comparing results under both tests. We reserve the right to return any premium to the extent it would cause the death benefit to increase above certain limits.

•

Increases in death benefits by operation of the Cash Value Accumulation Test will result in a higher monthly cost of term insurance. Such increases can also occur under the Guideline Premium/Cash Value Corridor Test, although this is less likely.

•

Any advantage of the Cash Value Accumulation Test may be eliminated if premium payments exceed the 7-pay test limit. The 7-pay test sets a limit on the amount of premiums which may be paid under a Policy during the 7-pay testing period (usually the first 7 Policy years after issue or after a material modification of the Policy) without incurring possible adverse tax consequences. If premiums paid exceed such limit during any 7-pay testing period, any partial withdrawals, Policy loan and other distributions may be subject to adverse federal income tax consequences. (See “Federal Tax Matters—Modified Endowment Contracts” below.)

Specified Face Amount

Choosing Your Initial Specified Face Amount. The specified face amount is the basic amount of insurance specified in your Policy. The Minimum Initial Specified Face amount is the smallest amount of specified face amount for which a Policy may be issued. Currently this amount is $100,000. If the term insurance rider is purchased, the specified face amount and term rider amount are combined to determine the Minimum Initial Specified Face Amount. You should consider whether to take all of your coverage as specified face amount or whether to take some coverage, if available, under our term insurance benefit.

The term insurance benefit provides coverage on the insured to age 100 for Policies issued on and after January 1, 2020 (for policies issued prior to January 1, 2020, the rider provides coverage to age 95). You may purchase this rider, if available, only at the time of Policy issue. By electing to take part of your coverage under the term insurance rider, you can reduce the amount of sales charges and current cost of insurance charges that you otherwise would pay. For details, see “Optional Benefits.”

Changing Your Specified Face Amount. Generally, you may change your specified face amount at any time after the first Policy year subject to certain criteria specified below. Any change will be effective on: the monthly anniversary on or next following the (a) Date of Receipt of your request; or (b) if we require evidence of insurability, the date we approve your request.

The Specified Face Amount of insurance may not be reduced to less than $100,000 during the first five Policy years or to less than $50,000 after the fifth Policy year. These minimums also apply to decreases that result from partial withdrawals or changes in death benefit options. If there have been previous specified face amount increases, any decreases in specified face amount will be made in the following order: (i) the specified face amount provided by the most recent increase; (ii) the next most recent increases successively; and (iii) the initial specified face amount. You may increase the specified face amount only if the cash surrender value after the change is large enough to cover at least two monthly deductions based on your most recent cost of term insurance charge. Any increase may require that we receive additional evidence of insurability that is satisfactory to us. We may also impose a one-time underwriting charge.

Before you change your specified face amount you should consider the following:

•	The term insurance portion of your death benefit will change and so will the term insurance charge. This will affect the insurance charges, cash value and, in some cases, death benefit levels.

•	Reducing your specified face amount may result in our returning an amount to you which, if it occurs during the first 15 Policy years, could then be taxed on an income first basis.

•

The amount of additional premiums that the tax laws permit you to pay into your Policy may increase or decrease. The additional amount you can pay without causing your Policy to be a modified endowment contract for tax purposes may also increase or decrease. (See “Tax Matters—Modified Endowment Contracts.”)

•	In some circumstances, the Policy could become a modified endowment contract.

•

For Policies issued on or after May 1, 1996 in connection with other than certain employer sponsored plans that became effective prior to August 1, 2000, the sales charge and the administration charge may change. This is because an increase or decrease in the specified face amount will result in an increase or decrease in the annual target premium on which these charges are based.

OTHER BENEFITS AVAILABLE UNDER THE POLICIES

Optional Benefits

Income Plans

Generally, you can receive the Policy’s insurance proceeds, amounts payable at the Final Date or amounts paid upon surrender under an income plan instead of in a lump sum. The insurance proceeds can be paid under a variety of income plans that are available under the Policy.

Before you choose an income plan you should consider:

•

The tax consequences associated with the Policy proceeds, which can vary considerably, depending on whether a plan is chosen. You or your beneficiary should consult with a qualified tax adviser about tax consequences.

•

That your Policy will terminate at the time you commence an income plan and you will receive a new contract, which describes the terms of the income plan. You should carefully review the terms of the new contract, because it contains important information about the terms and conditions of the income plan.

•	That the rates of return we credit under these plans are not based on the investment performance of any of the Portfolios.

Optional Insurance Benefits

In addition to the standard death benefit associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.

Generally, we currently make the following insurance benefits and income plans available:

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Interim Term Insurance Benefit Rider	This rider provides a term insurance benefit if any insured person dies on or after the date of the rider and before the date of the policy. This rider will not advance the time of payment of any dividend or any endowment date under the policy.	Optional	Available only at the time you apply for the Policy. This rider will have no effect on any guaranteed cash value or any benefit in the event of non-payment of premiums provided under the policy.

Term Insurance Rider	This rider provides term insurance on the life of the insured, payable to the beneficiary if the insured dies prior to the end of the coverage period.	Optional	Available only at the time you apply for the Policy. Rider may not be reinstated after a written request to terminate the rider is received.

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS

Enhanced Cash Surrender Value	The Enhanced Cash Surrender Value Rider will refund a portion of charges upon full surrender of the policy within the stated period.	Optional

Available only at the time you apply for the Policy.

Not available when Refund of Sales Charge Rider is added to the policy

Available only with pre-approval.

Available for MetFlex Policies issued on or after February 1, 2004; if you request a full cash withdrawal during the first ten Policy years, we will refund (a) part of the cumulative charges we have deducted from your premium payments and (b)

part of the cost of term insurance we have deducted in the current Policy year. However, we will not pay this refund if the full cash withdrawal is related to an exchange pursuant to Section 1035 of the Code. This rider is subject to state approval.

Acceleration of Death Benefit Rider	This rider provides for early payment of a portion of the face amount of insurance upon proof of terminal illness of the insured resulting in a life expectancy of 12 months or less.	Optional

Benefit is provided to you only if elected by your employer.

Payment under this rider may affect eligibility for benefits under state or federal law.

Available throughout the life of the policy.

You must apply at least 25% of the Face Amount.

You cannot apply more than the greater of $250,000 and 10% of the eligible proceeds under this and all other similar riders issued by us and our affiliates.

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS

Business Exchange Rider	The Policyholder has the right to exchange insurance on the life of an Insured who is age 65 or less for insurance on the life of another	Optional	Only available if purchased for all of the executives in the plan at inception. Request for the exchange must be in writing.

Refund of Sales Charge Rider	If a policy is surrendered during the first five policy years, we will refund to the policy owner any sales charge deducted within 365 days preceding the policy surrender	Optional	Available only at the time you apply for the Policy. Not available in NJ prior to January 24, 2020 Not available when Enhanced Cash Value Rider is added to the policy

Interest Income	The amount applied to this income option will earn interest which will be paid monthly.	Optional	Withdrawals of at least $500 each may be made at any time by written request.

Installment Income for a Stated Period	Payments under this income option will be made in monthly installment payments over a chosen period. which will be made so that the amount applied, with interest will be paid over the chosen period.	Optional	The period chosen can be from 1 to 30 years.

Installment Income of a Stated Amount	Payment under this income option will be made in monthly installment payments of a chosen amount until the chosen amount applied with interest is paid.	Optional	—

Single Life Income- Guaranteed Payment Period	Payment under this income option will be made monthly during the lifetime of the payee with a chosen guaranteed payment period.	Optional	The guaranteed period can be 10,15 or 20 years.

Single Life Income- Guaranteed Return	Payment under this income option will be made monthly during the lifetime of the payee.	Optional	If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.

Joint and Survivor Life Income- Guaranteed Payment Period	Payment under this income option will be made monthly and paid jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor.	Optional	A total payment period of 10 years is guaranteed.

Interim Term Insurance Benefit Rider: This rider provides a term insurance benefit if any insured person dies on or after the date of the rider and before the date of the policy. Under the rider, we will pay the term insurance benefit to the beneficiary upon the death of the insured while the rider in force.

For example, If you purchased this rider for a coverage amount of $2,000 and the insured were to die while your policy and this rider were in force, we would pay a $2,000 benefit to the beneficiary.

Term Insurance Rider: This rider provides term insurance on the insured. Under the rider, we will pay the term insurance benefit to the beneficiary upon the death of the insured while the rider is in force.

For example, If you purchased this rider on your policy for a coverage amount of $2,000 and the insured were to die while your policy and this rider were in force, we would pay a $2,000 benefit to the beneficiary.

Enhanced Cash Surrender Value: This rider provides a refund of a portion of the cumulative charges we have deducted from your premium payments and part of the cost of term insurance that we deducted in the current Policy year if you surrender the policy within the specified time periods. For example, If you purchased this rider and it is in effect on the date that you surrender your Policy we will refund the applicable portion of the charges. For example, if you surrender your policy in the first policy year and you had paid $200 in cumulative premium charges and $100.00 for term insurance charges, we will refund the entire $200 of cumulative premium charges and $95 of the term insurance charges.

Accidental Death Benefit: This rider provides for the payment of an additional death benefit in the event of the insured’s death by accident. The amount of this death benefit is shown in the rider specifications. If you purchased the rider and sufficient premiums were paid such that both the policy and the rider were in force at the death of the insured and the death was accidental as defined in the rider, the beneficiary would receive an additional death benefit under this rider.

For example, if the Policy benefit were $100,000 and the additional death benefit under this rider was $50,000, the beneficiary in this scenario would receive a death benefit totaling $150,000.

Acceleration of Death Benefit Rider: Under this rider, the insured may accelerate payment of all or part of the Policy’s death benefit if the insured is terminally ill, as defined in the rider. If you added this rider to your policy and both the policy and rider were in force at a time where the insured was determined to be terminally ill (per the terms of the rider), you could request an acceleration of some or all of the death benefit (subject to the minimums and maximums). We will compute the Accelerated Death Benefit based on the following discount rate: 1. The amount of Eligible Proceeds you choose to accelerate; 2. Reduced life expectancy; 3. A processing charge not to exceed $150; and 4. An interest Rate no greater than the greater of: a. The current yield on 90 day treasury bills; and b. The current maximum statutory adjustable policy loan interest rate.

For example, if the insured satisfies the requriements to request the accelerated death benefit and requests $250,000, then assuming the discount rate is 4.25%; the policy owner will receive $239, 808.15.

Business Exchange Rider: This rider must be purchased for all executives in the plan at issue of the Policy and will allow the Policy holder to exchange insurance on the life of an insured executive who is age 65 or less for the insurance on the life of another executive age 65 or less. For example, the Policyholder may decide to exchange the insurance on an executive that has departed the company for a newly hired executive.

Refund of Sales Charge Rider: This rider provides the policy owner with a refund of any sales charges that were deducted within 365 days preceding the policy surrender. For example, if the Policy owner paid $100 in sales charges on a partial withdrawal and then surrenders the policy 180 days later, the Policy owner will receive a refund of the $100.

Yearly Renewable Term Insurance Rider: This rider provides an additional death benefit and can be purchased at the time the Policy is issued. For example, if the Insured purchases a policy for $100,000 and purchases term insurance under this rider for $25,000, upon the death of the insured while the Policy and rider are in force, the beneficiary would receive $125,000.

Disability Waiver of Monthly Deduction Benefit: Upon proof of disability, this rider provides for a waiver of monthly deduction. If you purchased this rider and the insured became disabled as defined in the rider, while the policy and the rider were still inforce the monthly deductions would be waived while the insured was disabled. For example, if the insured became disabled as defined in the Policy and the monthly deduction in a given month was $50.00, we would waive that $50.00 deduction from cash value.

Interest Income Settlement Option: This settlement option allows the beneficiary of the Policy to maintain the money in an interest bearing account and receive interest payments and make partial withdrawals rather than receiving a lump sum insurance benefit upon the death of the insured. For example, if the death benefit that is payable on the death of the insured is $100,000, the beneficiary may elect to receive only the interest on this amount on a quarterly basis.

Installment Income for a Stated Period Settlement Option: This settlement option allows the beneficiary of the Policy to receive the death benefit in monthly installments over a stated period of time rather than receiving a lump sum insurance benefit upon the death of the insured. For example, if the death benefit that is payable on the death of the insured is $100,000, the beneficiary may elect to receive monthly installments over a 10 year period and each monthly installment will consist of a portion of the death benefit plus interest.

Installment Income of a Stated Amount: Payment under this income option will be made in monthly installment payments of a chosen amount until the chosen amount applied with interest is paid. For example, if the death benefit that is payable on the death of the insured is $100,000, the beneficiary may elect to monthly installments which will consist of a portion of the death benefit plus interest until the stated amount is paid.

Single Life Income-Guaranteed Payment Period: This settlement option allows the beneficiary of the Policy to receive the death benefit in monthly installments during the lifetime of the beneficiary with a chosen guaranteed payment period. For example, if the beneficiary elects to receive monthly installments for life with a guaranteed period of 10 years and the beneficiary dies in year 8, the new beneficiary will receive monthly installments until the end of the 10 year period.

Single Life Income Guaranteed Return: This settlement option allows the beneficiary of the Policy to receive the death benefit in monthly installments during the lifetime of the payee and if the payee dies before the total amount applied under this option is paid, then the remaining death benefit will be paid to the new beneficiary in a lump sum. For example, if the death benefit that is payable on the death of the insured is $100,000 and the beneficiary elects to receive monthly payments for their life with a guaranteed return of $100,000 and the beneficiary dies after $80,000 has been paid, the remaining $20,000 will be paid to the new beneficiary in a lump sum.

Joint and Survivor Life Income-Guaranteed Payment Period: This settlement option allows the joint beneficiaries of the Policy to receive the death benefit in monthly installments during the lifetime of the beneficiaries with a chosen guaranteed payment period. For example, if the beneficiaries elects to receive monthly installments for life with a guaranteed period of 10 years and one beneficiary dies, the survivor beneficiary will continue to receive monthly installments for their lifetime. If the survivor beneficiary dies in year 8, the new beneficiary will receive monthly installments until the end of the 10 year period.

Each insurance benefit rider contains important information, including limits and conditions that apply to the benefits. If you decide to purchase any of the benefits , you should carefully review their provisions to be sure the benefit is something that you want.

You should also consider:

•	That the addition of certain riders can restrict your ability to exercise certain rights under the Policy;

•

That the amount of benefits provided under the rider is not based on investment performance of a Separate Account; but, if the Policy terminates because of poor investment performance or any other reason, the rider generally will also terminate;

•	That there are tax consequences. You should consult with your tax adviser before purchasing one of the riders.

BUYING THE POLICIES

Issuing a Policy

If you want to own a Policy, then you must complete an application, which must be received by your Designated Office. We reserve the right to reject an application for any reason permitted by law, and our acceptance of an application is subject to our insurance underwriting rules.

We offer other variable life insurance policies that have different death benefits, policy features, portfolio selections, and optional programs. However, these other policies also have different charges that would affect your performance and cash values. To obtain more information about these other policies, contact your Designated Office or your sales representative.

There are three types of underwriting available under the Policy. We decide which type to use based on the total number of eligible possible insureds within the eligible group for whom a Policy could be purchased and the percentage of those insureds for whom a Policy is actually purchased. The three types of underwriting are:

Guaranteed Issue—requires the least evidence of insurability and rating classification;

Simplified Underwriting—requires more evidence of insurability and rating classification; and

Full Underwriting—requires the most evidence of insurability and rating classification.

An insured who is a standard risk under Simplified Underwriting or Guaranteed Issue may have a higher cost of term insurance rate than would apply to the same insured under Full Underwriting.

Generally, we will issue a Policy only for insureds that are age 70 or less (although we may decide to permit an insured that is older) that have provided evidence of insurability that we find acceptable. An “insured” is the person upon whose life we issue the Policy. For the purpose of computing the insured’s age under the Policy, we start with the insured’s age on the Date of Policy which is set forth in the Policy. Age under the Policy at any other time is then computed using that issue age and adding the number of full Policy years completed.

The Date of Policy is usually the date the Policy application is approved and premiums are accepted. We use the Date of Policy to calculate the Policy years (and Policy months and monthly anniversaries). To preserve a younger age for the insured, we may permit a Date of Policy that is earlier than the date the application is approved if there have been no material misrepresentations in the application. You may request that your Date of Policy be the same date the planned periodic premium is received. In these cases, you would incur a charge for insurance protection before insurance coverage starts.

Insurance coverage under the Policy will generally begin at the time the application is approved. For coverage to be effective, the insured’s health on the date of such approval must be the same as stated in the application and, in most states, we can require that the insured not have sought medical advice or treatment between the date of the application and the date of approval.

Payment and Allocation of Premiums

You can make voluntary planned periodic premium payments and unscheduled premium payments. The payment of a given premium won’t necessarily guarantee that your Policy will remain in force. Rather, this depends on your Policy’s Cash Surrender Value. If the cash surrender value on any monthly anniversary is less than the monthly deduction you will need to make a premium payment within the grace period to cover the monthly deduction.

Paying Premiums

We accept premium payments made by check or cashier’s check. We do not accept cash, money orders or traveler’s checks. You can make premium payments, subject to certain limitations discussed below.

Voluntary Planned Periodic Premium Schedule. You choose the schedule on your application. The schedule sets forth the amount of premiums, fixed payment intervals and the period of time that you intend to pay premiums. The schedule can be: (a) annual; (b) semi-annual; or (c) through another method to which we agree. After payment of the first planned periodic premium, you do not have to pay premiums in accordance with your voluntary planned period premium schedule.

Unscheduled Premium Payment Option. You also can make other premium payments at any time.

Premium payments sent by regular U.S. mail should be addressed to: MetLife, P.O. Box 70501, Philadelphia, PA 19176-0501. Premium payments sent by express mail or courier service should be addressed to: MetLife, Lockbox #70501, Wells Fargo Bank MAC Y1372-045, 401 Market Street, Philadelphia, PA 19106. Make check payable to: Metropolitan Life Insurance Company.

If you send premium payments or transaction requests to an address other than the one we have designated for receipt of such payments or requests, we may return the premium payment to you, or there may be a delay in applying the payment or transaction to your Policy.

Maximum and Minimum Premium Payments

•	The first premium may not be less than the planned premium unless agreed to by us.

•	After the first Policy year, your voluntary planned periodic payments must be at least $100, whether on an annual or semi-annual basis.

•	Unscheduled premium payments must be at least $100 each. We may change this minimum amount on 90 days notice to you.

•

You may not pay premiums that exceed tax law premium limitations for life insurance policies. We will return any amounts that exceed these limits, except that we will keep any amounts that are required to keep the Policy from terminating. We will let you make premium payments that would turn your Policy into a modified endowment contract, but we will tell you of this status in your annual statement, and if possible, we will tell you how to reverse the status.

•

We reserve the right not to sell a Policy to any group or individual associated with such group if the total amount of annual premium that is expected to be paid in connection with all Policies sold to the group or individuals associated with such group is less than $250,000.

•	We may require evidence of insurability for premium payments that cause the minimum death benefit to exceed the death benefit then in effect under the death benefit option chosen.

Allocating Net Premium

Your allocations of net premiums to the Fixed Account are effective as of the Investment Start Date. See “Investment Start Date” description below in “Other Policy Provisions—When Your Requests Become Effective.” Your allocations of net premiums to the Divisions of the Separate Account are effective as of the end of the free look period. See “Other Policy Provisions—Free Look Period.” During the free look period, we allocate the net premium payments you allocated to the Divisions to a money market Division. At the end of the free look period, we will allocate your cash value in that Division among all the Divisions according to your net premium allocation instructions.

For policies issued in California, we allocate net premiums to the Divisions as of the Investment Start Date. If you are age 60 or older, and you allocate 100% of your initial net premium to a money market Division in order to receive a refund of premiums should you cancel the Policy during the free look period, we will not automatically transfer your cash value or reallocate your future premiums once the free look period has ended. You must contact us to request a transfer or reallocation.

You can instruct us to allocate your net premiums among the Fixed Account and the Divisions. You can change your allocations (effective after the end of the free look period) at any time by giving us written notification at your Designated Office or in any other manner that we permit. If you have cash value of at least $60,000,000 in the Fixed Account for all Policies you own, we will have to give prior approval to any allocation of net premium or transfer of cash value to the Fixed Account.

HOW YOUR POLICY CAN LAPSE

Policy Termination and Reinstatement

Termination. We will terminate your Policy without any Cash Surrender Value or death benefit if:

•	The Cash Surrender Value is less than the monthly deduction; and

•	We do not receive a sufficient premium payment within the 61-day grace period to cover the monthly deduction. We will mail you notice if any grace period starts.

Reinstatement: Upon your request, we will reinstate your Policy (without reinstating any amounts in a Policy loan account), subject to certain terms and conditions that the Policy provides. We must receive your request within 3 years (or any longer period required by state law) after the end of the grace period and before the Final Date. You also must provide us:

•	A written application for reinstatement (the date we approve the application will be the effective date of the reinstatement).

•	Evidence of insurability that we find satisfactory.

•	An additional premium amount that the Policy prescribes for this purpose.

MAKING WITHDRAWALS: ACCESSING MONEY IN YOUR POLICY

Surrender and Withdrawal Privileges

You can surrender your Policy for its cash surrender value. We may ask you to return the Policy before we honor your request to surrender your Policy. You can choose to have the proceeds paid in a single sum, or under an income plan. If the insured dies after you surrender the Policy but before the end of the Policy month in which you surrendered the Policy, we will pay your beneficiary an amount equal to the difference between the Policy’s death benefit and its cash value, computed as of the surrender date.

You can make partial withdrawals if:

•	the withdrawal would not result in the cash surrender value being less than sufficient to pay 2 monthly deductions;

•	the withdrawal is at least $250;

•	the withdrawal would not result in total premiums paid exceeding any then current maximum premium limitation determined by Code rules; and

•

the withdrawal would not result in your specified face amount falling below the minimum allowable amount after a decrease, as described under “Insurance Proceeds—Specified Face Amount—Changing Your Specified Face Amount,” above.

If you make a request for a partial withdrawal that is not permitted, we will tell you and you may then ask for a smaller withdrawal or surrender the Policy. We will deduct your withdrawal from the Fixed Account and the Divisions in the same proportion that the Policy’s cash value in each such option bears to the total cash value of the Policy in the Fixed Account and the Divisions. The maximum amount that you may withdraw from the Fixed Account in any Policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four Policy years.

We may withhold payment of surrender, withdrawal or loan proceeds if any portion of those proceeds would be derived from a check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. You may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

Before surrendering your Policy or requesting a partial withdrawal, you should consider the following:

•	Amounts received may be taxable as income and, if your Policy is a modified endowment contract, subject to certain tax penalties (See “Tax Matters—Modified Endowment Contracts”);

•	Your Policy could become a modified endowment contract;

•	For partial withdrawals, your death benefit will decrease, generally by the amount of the withdrawal;

•

For partial withdrawals, your specified face amount may also decrease. For Option A Policies, your specified face amount will decrease by the amount of the withdrawal. For Option B Policies, a withdrawal will not decrease the specified face amount. For Option C Policies, your specified face amount will decrease by the amount, if any, by which cumulative withdrawals exceed cumulative premiums paid.

In some cases you may be better off taking a Policy loan, rather than a partial withdrawal.

ADDITIONAL INFORMATION ABOUT FEES

Fee Tables

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy’s specifications page for information about the specific fees you will pay each year based on the options that you have elected.

The charges set forth in the first two tables may vary by group, based on anticipated variations in our costs or risks associated with the group or individuals in the group that the charge was intended to cover. Variations in the charges will be made in accordance with our established and uniformly applied administrative procedures. Any variations in charges will be reasonable and will not be unfairly discriminatory to the interests of any Policy Owner.

In certain cases, we have the right to increase our charges for new Policies, as well as for Policies already outstanding. The maximum charges in such cases are shown in middle columns of the first three tables below.

Base Contract Transaction Fees

The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender the Policy, or transfer cash value among the Divisions or the Fixed Account.

Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
Premium Expense Charges

Maximum Sales Charge[1,2]	On payment of premium

MetFlex (for policies issued on and after 1/1/2009)[3]

Policy Years 1 to 10, up to 9% of annual target premium paid.

Policy Years 11 and later, same as Current Amount for those years.

0% on premiums paid in excess of annual target premium in all Policy years.

MetFlex (for policies issued on and after 1/1/2009)

Policy Years 1 to 10, up to 6.5% of annual target premium paid.

Policy Years 11 and later, up to 3% of annual target premium paid.

0% on premiums paid in excess of annual target premium in all Policy years.

Charge for average expected state and local taxes attributable to premiums	On payment of premium	2.25% of each premium payment	2.25% of each premium payment

Charge for expected federal taxes attributable to premiums	On payment of premium	1.2% of each premium payment	1.2% of each premium payment

Administrative Charge[1]	On payment of premium	MetFlex (for policies issued on and after 1/1/2009): Up to 1.05% of annual target premium paid in all Policy years. 0.05% of premiums paid in excess of annual target premium in all Policy years.

MetFlex (for policies issued on and after 1/1/2009)

Policy Years 1 to 10:

up to 0.55% of annual target premium paid.

Policy Years 11 and later: up to 1.05% of annual target premium paid.

0.05% on premiums paid in excess of annual target premium in all Policy years.

Transfer Fee	On transfer of cash value among Divisions or to or from the Fixed Account	$25 per transfer	Not currently charged

Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted

Enhanced Cash Surrender Value Rider[4]	On premium payments made during the first five Policy years	0.25% of each premium payment made during the first five Policy years	0.25% of each premium payment made during the first five Policy years

Underwriting Charge (applies only if you request an increase in your specified face amount)	On face amount increase	Up to $3 per $1,000 of increase	Not currently charged

[1]	See “Charges and Deductions—Annual Target Premium” for a detailed discussion of the determination of the annual target premium.
[2]

For Policies issued with the Refund of Sales Charge Rider, if you request a full cash withdrawal during the first five Policy years, we will refund any sales charges deducted within 365 days prior to the date the request is received at your Designated Office. The Refund of Sales Charge Rider was not available in New Jersey prior to January 24, 2020.

[3]

This charge varies based on individual characteristics of the insured or of individuals in the group that the charge was intended to cover, and may not be representative of the charge that you will pay. You can obtain more information about the charges that would apply by contacting your insurance sales representative. If you would like, we will provide you with an illustration of the impact of these and other charges under the Policy based on various assumptions.

[4]

For MetFlex Policies issued with the Enhanced Cash Surrender Value Rider on or after February 1, 2004, if you request a full cash withdrawal during the first ten Policy years, we will refund (a) part of the cumulative charges we have deducted from your premium payments and (b) part of the cost of term insurance we have deducted in the current Policy year, as shown in Table A below. However, we will not pay this refund if the full cash withdrawal is related to an exchange pursuant to Section 1035 of the Code. This rider is subject to state approval.

Table A

Policy Year of Full Cash Withdrawal	Portion of Cumulative Premium Charges to be Refunded*	Portion of Cost of Term Insurance Charges Deducted during Policy Year of Full Cash Withdrawal to be Refunded
1	100%	95%
2	95%	85%
3	90%	75%
4	85%	65%
5	80%	55%
6	75%	45%
7	70%	35%
8	65%	25%
9	60%	15%
10	55%	5%
11 and later	None	None

*	The percent shown is applied to the cumulative sales, tax, and administrative charges deducted from your premium.

Periodic Charges Other Than Annual Portfolio Expenses

These tables describe other fees and expenses that you will pay periodically during the time that you own the Policy not including the fees and expenses of the Portfolios.

Base Contract Periodic Charges Applicable to All Policies

Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
Cost of Term Insurance for coverage under base policy 1,[2],3	On each monthly anniversary of the Policy	Highest: $35.30 per $1,000 of term insurance amount	Highest: $33.79 per $1,000 of term insurance amount

Highest and Lowest Charge Among All Possible Insureds		Lowest: $0.03 per $1,000 of term insurance amount	Lowest: $0.03 per $1,000 of term insurance amount

Charge for a Representative Insured.[3]		$0.27 per $1,000 of term insurance amount	$0.15 per $1,000 of term insurance amount

Charge for a Representative Insured.[4]		$0.27 per $1,000 of term insurance amount	$0.11 per $1,000 of term insurance amount

Mortality and Expense Risk Charge[5]	On each monthly anniversary of the Policy	Effective annual rate up to 0.90%

For MetFlex Policies issued on an after January 1, 2009: Effective annual rate of 0.40% of the cash value in the Separate Account for Policy years 1 to 9;

0.20% for Policy years 10 to 20; and thereafter, 0.10%.

Loan Interest Spread[6]	Annually (or on loan termination, if earlier)	Annual rate of 2% of the loan amount	Annual rate of 0.25% of the loan amount

Periodic Charges Applicable to Any Optional Riders That May be Added to Your Policy

Optional Feature	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
Interim Term Insurance Benefit[7,8] (applies only if you elected rider at issue) Highest and Lowest Charge Among All Possible Insureds Charge for a Representative Insured[9]	On payment of first premium if rider is elected	Highest: $33.82 per $1,000 of term insurance amount Lowest: $0.03 per $1,000 of term insurance amount $0.27 per $1,000 of term insurance amount	Highest: $33.79 per $1,000 of term insurance amount Lowest: $0.03 per $1,000 of term insurance amount $0.15 per $1,000 of term insurance amount

Optional Feature	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted

Acceleration of Death Benefit Rider[8] Highest and Lowest Charge Among All Possible Insureds Charge for a Representative Insured[9]	No Charge	N/A	N/A
Refund of Sales Charge Rider[8] Highest and Lowest Charge Among All Possible Insureds Charge for a Representative Insured[9]	No Charge	N/A	N/A

Term Insurance Rider[8] Highest and Lowest Charge Among All Possible Insureds Charge for a Representative Insured[9]	The cost for this Rider is deducted from the Policy Cash Value at the same time as the monthly deduction for the Policy.	Highest: $33.82 per $1,000 of term insurance amount Lowest: $0.03 per $1,000 of term insurance amount $0.27 per $1,000 of term insurance amount	Highest: $25.34per $1,000 of term insurance amount Lowest: $0.02 per $1,000 of term insurance amount $0.11 per $1,000 of term insurance amount

Business Exchange Rider[8] Highest and Lowest Charge Among All Possible Insureds Charge for a Representative Insured[9]	No Charge	N/A	N/A

[1]

The cost of term insurance charge varies based on anticipated variations in our costs or risks associated with the group or individuals in the group that the charge was intended to cover. See “Charges and Deductions—Cost of Term Insurance” for a more detailed discussion of factors affecting this charge. For Policies issued before January 1, 2009, the maximum cost of insurance charge ranges from $0.09 to $30.45 per $1,000 of term insurance amount.

[2]

This charge varies based on individual characteristics of the insured or of individuals in the group that the charge was intended to cover, and may not be representative of the charge that you will pay. You can obtain more information about the charges that would apply by contacting your insurance sales representative. If you would like, we will provide you with an illustration of the impact of these and other charges under the Policy, based on various assumptions.

[3]

Premium payments are flexible, charges are deducted from the cash value in the separate account and fixed account investment options. Charges vary based upon individual characteristics of each insured such as sex, age, smoker or nonsmoker class.

[4]	A Representative Insured is a male, issue age 47, nonsmoker, Guaranteed Issue underwriting class.

[5]

We are waiving the following amounts of the Mortality and Expense Risk Charge: 0.08% for the Division investing in the Brighthouse/Wellington Large Cap Research Portfolio; and an amount equal to the underlying portfolio expenses that are in excess of 0.91% for the Division investing in the Brighthouse/Wellington Core Equity Opportunities Portfolio (Class A), in excess of 1.34% for the Division investing in the Brighthouse/Artisan Mid Cap Value Portfolio (Class B), in excess of 1.15% for the Division investing in the Brighthouse Small Cap Value Portfolio (Class B), and in excess of 0.62% for the Division investing in the Invesco Global Equity Portfolio (Class A).

[6]

We charge interest on Policy loans but credit you with interest on the amount of the cash value we hold as collateral for the loan. The loan interest spread is the excess of the interest rate we charge over the interest rate we credit.

[7]

This charge varies based on individual characteristics of the insured or of individuals in the group that the charge was intended to cover, and may not be representative of the charge that you will pay. You can obtain more information about the charges that would apply by contacting your insurance sales representative. If you would like, we will provide you with an illustration of the impact of these and other charges under the Policy based on various assumptions.

[8]

Premium payments are flexible, charges are deducted from the cash value in the separate account and fixed account investment options. Charges vary based upon individual characteristics of each insured such as sex, age, smoker or nonsmoker class.

[9]	A Representative Insured is a male, issue age 47, nonsmoker, Guaranteed Issue underwriting class.

Annual Portfolio Expenses

Each of the Portfolios pays an investment management fee to its investment manager. Each of the Portfolios also incurs other direct expenses (see the applicable Portfolio Prospectus and the Statement of Additional Information referred to therein for each Portfolio). You bear indirectly your proportionate share of the fees and expenses of the Portfolios of each Portfolio that correspond to the Separate Account Divisions you are using. Most of the Portfolios offer various classes of shares, each of which has a different level of expenses, only one of which is available under a Policy. The available class of each Portfolio is specified on the front cover pages of the Prospectus.

The table below shows the lowest and highest fees and expenses charged by any of the Portfolios for the fiscal year ended December 31, 2020.

Minimum and Maximum Annual Portfolio Expenses

Annual Portfolio Expenses	Minimum		Maximum
(expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	[	*]%	[	*]%

APPENDIX A: PORTFOLIOS AVAILABLE UNDER THE POLICY

The following is a list of the Portfolios currently available under the Policy. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at https://sbr.metlife.com. You can also request this information at no cost by calling 1-877-638-3932 or by contacting us at sbrservice@metlife.com.

The performance information below reflects fees and expenses of the Portfolios, but does not reflect the other fees and expenses that the Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance. Updated performance information is available at www.metlife.com

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 YEAR	5 YEAR	10 YEAR

AB Variable Products Series Fund, Inc. — Class B

AB VPS Global Thematic Growth Portfolio

AB VPS Intermediate Bond Portfolio

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

Invesco V.I. Comstock Fund — Series II

Invesco V.I. International Growth Fund — Series I

American Funds Insurance Series® — Class 2

American Funds Growth Fund

American Funds High-Income Bond Fund

American Funds International Fund

American Funds U.S. Government/AAA-Rated Securities Fund

Brighthouse Funds Trust I

Brighthouse Asset Allocation 100 Portfolio — Class B

Brighthouse Small Cap Value Portfolio — Class B

Brighthouse/Aberdeen Emerging Markets Equity Portfolio — Class B

Brighthouse/Wellington Large Cap Research Portfolio — Class A

Clarion Global Real Estate Portfolio — Class A

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 YEAR	5 YEAR	10 YEAR

Harris Oakmark International Portfolio — Class A

Invesco Global Equity Portfolio — Class A

Invesco Small Cap Growth Portfolio — Class B

JPMorgan Small Cap Value Portfolio — Class A

Loomis Sayles Growth Portfolio — Class A

MFS® Research International Portfolio — Class B

Morgan Stanley Discovery Portfolio — Class A

PIMCO Inflation Protected Bond Portfolio — Class A

PIMCO Total Return Portfolio — Class A

T. Rowe Price Large Cap Value Portfolio — Class A

Victory Sycamore Mid Cap Value Portfolio — Class A

Brighthouse Funds Trust II

Baillie Gifford International Stock Portfolio — Class A

BlackRock Bond Income Portfolio — Class A

BlackRock Capital Appreciation Portfolio — Class A

BlackRock Ultra-Short Term Bond Portfolio — Class A

Brighthouse Asset Allocation 20 Portfolio — Class B

Brighthouse Asset Allocation 40 Portfolio — Class B

Brighthouse Asset Allocation 60 Portfolio — Class B

Brighthouse/Artisan Mid Cap Value Portfolio — Class B

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 YEAR	5 YEAR	10 YEAR

Brighthouse/Wellington Balanced Portfolio — Class A

Brighthouse/Wellington Core Equity Opportunities

Portfolio — Class A

Frontier Mid Cap Growth Portfolio — Class A

Jennison Growth Portfolio — Class A

Loomis Sayles Small Cap Core Portfolio — Class A

MetLife Aggregate Bond Index Portfolio — Class A

MetLife Mid Cap Stock Index Portfolio — Class A

MetLife MSCI EAFE® Index Portfolio — Class A

MetLife Russell 2000® Index Portfolio — Class A

MetLife Stock Index Portfolio — Class A

MFS® Total Return Portfolio — Class B

MFS® Value Portfolio — Class A

Neuberger Berman Genesis Portfolio — Class A

T. Rowe Price Large Cap Growth Portfolio — Class A

T. Rowe Price Small Cap Growth Portfolio — Class A

Western Asset Management Strategic Bond

Opportunities Portfolio — Class A

Fidelity® Variable Insurance Products

Asset Manager: Growth Portfolio — Service Class

Contrafund® Portfolio — Service Class

Equity-Income Portfolio — Service Class

Freedom 2020 Portfolio — Initial Class

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 YEAR	5 YEAR	10 YEAR

Freedom 2025 Portfolio — Initial Class

Government Money Market Portfolio — Initial Class

High Income Portfolio — Initial Class

Investment Grade Bond Portfolio — Service Class

Mid Cap Portfolio — Service Class 2

Franklin Templeton Variable Insurance Products Trust

Franklin Mutual Global Discovery VIP Fund — Class 2

Templeton Foreign VIP Fund — Class 1

Templeton Global Bond VIP Fund — Class 1

Goldman Sachs Variable Insurance Trust — Institutional Shares

Goldman Sachs Small Cap Equity Insights Fund

Janus Aspen Series

Janus Henderson Balanced Portfolio — Service Shares

Janus Henderson Enterprise Portfolio — Service Shares

Janus Henderson Forty Portfolio — Service Shares

Janus Henderson Research Portfolio — Institutional Shares

MFS® Variable Insurance Trust — Service Class

MFS® Global Equity Series

MFS® New Discovery Series

MFS® Variable Insurance Trust II — Service Class

MFS® High Yield Portfolio

Morgan Stanley Variable Insurance Fund, Inc. — Class I

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 YEAR	5 YEAR	10 YEAR
PMICO Variable Insurance Trust — Administrative Class PIMCO All Asset Portfolio PIMCO Commodity RealReturn® Strategy Portfolio PIMCO Long-Term U.S. Government Portfolio PIMCO Low Duration Portfolio

Pioneer Variable Contracts Trust — Class I

Pioneer Mid Cap Value VCT Portfolio

Putnam Variable Trust — Class IB

Putnam VT International Value Fund

Royce Capital Fund — Investment Class

Royce Micro-Cap Portfolio

Royce SmallCap Portfolio

*	Annual expenses of this Portfolio reflect temporary fee reductions.

The fee and expense information regarding the Portfolios was provided by those Portfolios.

In order to help you understand how the Policy’s values would vary over time under different sets of assumptions, we will provide you with personalized illustrations of death benefits, cash surrender values and cash values upon request. These will be based on the age and insurance risk characteristics of the person insured under the Policy and such factors as the specified face amount, premium payment amounts and rates of return (within limits) that you request. You can request such illustrations at any time without charge. We have filed an example of such an illustration as an exhibit to the registration statement referred to below.

Additional information about the Policy and the Separate Account can be found in the Prospectus and Statement of Additional Information. This Summary Prospectus incorporates by reference all of the information contained in the Prospectus and Statement of Additional Information, which is legally part of this Summary Prospectus. You may obtain, without charge, a copy of the Statement of Additional Information or a personalized illustration of death benefits, Cash Surrender Values and cash values, by calling us at 1-877-638-3932 or contacting us through our website at https://sbr.metlife.com.

Reports and other information about the Registrant are available on the Commission’s website at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.